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                                                                   EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of the 20th day of October, 1998, between First Bulloch Bank & Trust Company (the "Bank"), a commercial bank and trust company chartered by the State of Georgia, and First Banking Company of Southeast Georgia (the "Company"), the parent bank holding company of the Bank (collectively, the "Employer"), and Douglas E. Wren, a resident of the State of Georgia (the "Employee").

                                   RECITALS:

         The Employer desires to employ the Employee as the Executive Vice President of the Employer and the Employee desires to accept such employment.

         In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

         1.1 "Agreement" shall mean this Agreement and any Exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

         1.2 "Affiliate" shall mean any business entity which controls the Employer, is controlled by, or is under common control with the Employer.

         1.3 "Area" shall mean the geographic area within the boundaries of Bulloch, Chandler and Effingham Counties. It is the express intent of the parties that the Area as defined herein is the area where the Employee performs or performed services on behalf of the Employer under this Agreement as of, or within a reasonable time prior to, the termination of the Employee's employment hereunder.

         1.4 "Business of the Employer" shall mean the business conducted by the Employer, which is commercial banking.

         1.5  "Cause" shall mean:

                  1.5.1  With respect to termination by the Employer:

                         (a) A material breach of the terms of this Agreement
            by the Employee, including, without limitation, failure by the Employee to perform his duties and responsibilities in the manner and to the extent required under this Agreement, or a breach of any representation or warranty of the Employee set forth herein;

                         (b) Conduct by the Employee that amounts to fraud,
            dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;


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                           (c) The conviction of the Employee of a felony;

                           (d) Conduct by the Employee that amounts to gross
            and willful insubordination or inattention to his duties and responsibilities hereunder; or

                           (e) Conduct by the Employee that results in removal
            from his position as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

         1.5.2 With respect to termination by the Employee, a material diminution in the powers, responsibilities or duties of Employee hereunder, or the failure of the Board of Directors of the Bank and the Company to elect him as Executive Vice President, or a material breach of the terms of this Agreement by the Employer which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Employee.

         1.6 "Change in Control" of the Employer shall mean any transaction wherein fifty percent (50%) of the shares of the Bank or the Company, plus one share, are directly or indirectly transferred by sale, gift, merger, exchange or any other means to new owners other than an Affiliate of such person or entity transferring such shares or if a majority of the members of the Board of Directors of the Bank or the Company are replaced within a twelve (12) month period.

         1.7 "Initial Term" shall mean that period of time commencing on the date of execution of this Agreement by the Employer and the Employee and running until the earlier of three (3) years thereafter or any termination of employment of the Employee under this Agreement as provided for in Section 3.

         1.8 "Permanent Disability" shall mean the total inability of the Employee to perform his duties under this Agreement for a period of ninety (90) consecutive days as certified by a physician chosen by the Employer and reasonably acceptable to the Employee. If Employee is covered by a disability insurance policy, the term "permanent disability" shall have the meaning set forth in such policy.

         1.9 "Proprietary Information" shall mean:

         (a)  Information related to the Employer or any Affiliate,

                           (i) Which derives economic value, actual or
                 potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and

                           (ii) Which is the subject of efforts that are
                 reasonable under the circumstances to maintain its secrecy;
                 and


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         (b) All tangible reproductions or embodiments of such information.

Assuming the criteria in (a)(i) and (a)(ii) above are satisfied, Proprietary Information includes, but is not limited to, technical and nontechnical data related to the compilations, programs, methods, techniques, finances, actual or potential customers and suppliers, existing and future products, and employees of the Employer or its Affiliates. Proprietary Information also includes information which has been disclosed to the Employer or its Affiliates by a third party and which the Employer or any Affiliate is obligated to treat as confidential.

         1.10 "Term" shall mean the Initial Term and all subsequent renewal periods.

2.       DUTIES.

         2.1 The Employee is employed initially as the Chief Operating Officer of the Employer and, subject to the direction of the Board, or its designee, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Employer in connection with the conduct of its business. The duties and responsibilities of the Employee are set forth on Exhibit A attached hereto.

         2.2 In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee shall:
(1) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted), and faithfully and industriously perform such duties; (2) diligently follow and implement all management policies and decisions communicated to him by the Board; and (3) timely prepare and forward to the Board all reports and accounting as may be requested of the Employee.

         2.3 The Employee shall devote his entire business time, attention and energies to the Business of the Employer and shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from (1) investing his personal assets in businesses which (subject to item (2) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which his participation is solely that of an investor, (2) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer, and (3) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board approves of such activities prior to the Employee's engaging in them. Prior to commencing any activity described in clause (3) above, the Employee shall inform the Board, in writing, of any such activity.


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3.       TERM AND TERMINATION.

         3.1 Term. This Agreement shall remain in effect for the Initial Term. At the end of the first twelve-month period hereunder and at the end of each successive twelve-month period, this Agreement shall automatically be extended for a successive 12-month period following the then two-year remaining term unless either party gives written notice to the other of its intent not to extend this Agreement with such written notice to be given not less than 90 days prior to the end of such twelve-month period. In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining term then in effect. However, notwithstanding the provisions of this Section 3.1, (i) no extension shall be granted that would extend the term of this Agreement beyond the last day of the month during which the Employee attains age 65, and (ii) this Agreement shall terminate upon the death or permanent disability of Employee.

         3.2 Termination. During the Term, the employment of the Employee under this Agreement may be terminated only as follows:

             3.2.1  By the Employer:

                     (a) For Cause, upon written notice to the Employee; or

                     (b) Without Cause at any time, provided that the Employer shall give the Employee thirty (30) days prior written notice of its intent to terminate.

             3.2.2  By the Employee:

                     (a) For Cause, with no prior notice except as provided in
         Section 1.5.

                     (b) Without Cause, provided that the Employee shall give the Company sixty (60) days prior written notice of his intent to terminate.

             3.2.3 By the Employee within six months following a Change in Control of the Employer, provided that the Employee shall give written notice to the Employer of his intention to terminate this Agreement.

             3.2.4 At any time upon mutual, written agreement of the parties.

         3.3 Effect of Termination. The effect of termination of the employment of the Employee pursuant to Section 3.2 shall be as follows:

             3.3.1  In the event of termination by the Employer:

                    (a) For Cause, pursuant to Section 3.2.1(a), the Employer shall have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of termination;


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                    (b) Without Cause, pursuant to Section 3.2.1(b), the
         Employer shall be required to continue to meet its obligations to the Employee under Section 4.1 for a period of twenty-four (24) months following termination.

             3.3.2 In the event of termination by the Employee:

                    (a) For Cause, pursuant to Section 3.2.2(a), the Employer shall be required to continue to meet its obligations to the Employee under Section 4.1 for a period of twenty-four (24) months following termination.

                    (b) Without Cause, pursuant to Section 3.2.2(b), the Employer shall have no further obligation to the Employee except future payment of any amounts due and owing under Section 4 on the effective date of the termination.

             3.3.3 In the event of termination by the Employee in connection with a Change in Control pursuant to Section 3.2.3, the Employer shall be required to pay to continue to meet its obligations to Employee under Section 4.1 for a period of twenty-four (24) months after termination.

             3.3.4 In the event of termination upon mutual agreement of the parties pursuant to Section 3.2.4, the Employer shall have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4.1 on the effective date of termination unless otherwise set forth in the written agreement.

4. COMPENSATION. The Employee shall receive the following salary and benefits:

         4.1 Base Salary. During the Initial Term, the Employee shall be compensated at a base rate of $175,000 per annum (the "Base Salary"). The Employee's salary shall be reviewed by the Board annually, and the Employee shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Board. Such salary shall be payable in accordance with the Employer's normal payroll practices.

         4.2 Incentive Compensation. The Employee shall be entitled to participate in such option, bonus, incentive and other executive compensation programs as are made available to senior management of the Employer from time to time

         4.3  Benefits.

                    (a) In addition to the Base Salary and Incentive Compensation, the Employee shall be entitled to such benefits as may be available from time to time for executives of the Employer similarly situated to the Employee. All such benefits shall be awarded and administered in accordance with the Employer's standard policies and practices. Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits, and such other benefits as the Employer deems appropriate.


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                    (b) The Employer specifically agrees to reimburse the
         Employee for reasonable business expenses incurred by him in performance of his duties hereunder, as approved from time to time by the Board; provided that the Employee shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with Internal Revenue Service Regulations.

                    (c) On a non-cumulative basis the Employee shall be entitled to four (4) weeks of vacation in each year of this Agreement, during which his compensation shall be paid in full. At least two consecutive weeks each year must be taken by the Employee for vacation, with other vacation to be taken at the time the Employer determines appropriate, taking into account the requirements of the Employer.

         4.4 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.       PROPRIETARY INFORMATION.

         5.1 Ownership of Proprietary Information. All Proprietary Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

         5.2 Obligations of Employee. Employee will hold the Proprietary Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information except to the extent necessary to perform the duties assigned to him by the Employer.

         5.3 Delivery upon Termination. Upon termination of his employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including without limitation all Proprietary Information then in his possession or control.

6. NON-COMPETITION. The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination other than pursuant to Sections 3.2.1(b) or 3.2.2(a), for a period of six (6) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee, or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7. NON-SOLICITATION OF CLIENTS. The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination other than pursuant to Sections 3.2.1(b) or 3.2.2(a), for a period of six (6) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, on his own behalf or in the service or on


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behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer's customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8. NON-SOLICITATION OF EMPLOYEES. The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination other than pursuant to Sections 3.2.1(b) or 3.2.2(a), for a period of six (6) months thereafter, he will not, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away, or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer, and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9. REMEDIES. The Employee agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, shall be cumulative.

10. SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement, and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. NO SET-OFF BY EMPLOYEE. The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12. NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other


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communications under this Agreement shall be given to the parties hereto at the following addresses:

                  (i)      If to the Employer, to it at:

                           First Banking Company of Southeast Georgia
                           40 North Main Street
                           P. O. Box 878
                           Statesboro, Georgia  30458
                           Attn:  Chairman, Compensation Committee

                  (ii)     If to the Employee, to him at:

                           Douglas E. Wren
                           P. O. Box 878
                           Statesboro, Georgia 30458

13. ASSIGNMENT. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto.

14. WAIVER. A waiver by the Employer of any breach of this Agreement by the Employee shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15. ATTORNEYS' FEES. In the event of litigation between the parties concerning this Agreement, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys' fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

16. APPLICABLE LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the state of Georgia.

17. ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

18. RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

19. SURVIVAL. The obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Employee hereunder.


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20.      JOINT AND SEVERAL. The obligation of the Bank and the Company to
Employee hereunder shall be joint and several.

         IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first shown above.

                            THE EMPLOYER:

                            FIRST BANKING COMPANY OF
                            SOUTHEAST GEORGIA


                            By:    /s/ C. Arthur Howard
                                   -------------------------------------
                            Name:  C. Arthur Howard
                            Title: Director and Chairman of
                                   Compensation Committee


                            FIRST BULLOCH BANK & TRUST
                            COMPANY



                            By:    /s/ C. Arthur Howard
                                   ------------------------------------
                            Name:  C. Arthur Howard
                            Title: Director


                            THE EMPLOYEE:



                            /s/ Douglas E. Wren
                            -------------------------------------------
                            DOUGLAS E. WREN


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                                   EXHIBIT A

                         Initial Duties of the Employee


The initial duties of the Employee shall include, in addition to any other duties assigned the Employee by the Board of Directors of the Employer or its designee, the following:

         - Foster a corporate culture that promotes ethical practices, encourages individual integrity, fulfills social responsibility, and is conducive to attracting, retaining and motivating a diverse group of top-quality employees at all levels.

         - Work with the Chief Executive Officer and the Board of Directors to develop a long-term strategy for the company that creates shareholder value.

         - In conjunction with the Chief Executive Officer, develop and recommend to the Board annual business plans and budgets that support the company's long-term strategy.

         - Manage the day-to-day operations of the company appropriately.

         - Use best efforts to achieve the company's financial and operating goals and objectives.

         - Improve the quality and value of the products and services provided by the company.

         - Insure that the company maintains a satisfactory competitive position within its industry.

         - In conjunction with the Chief Executive Officer, develop an effective management team and an active plan for its development and succession, and make recommendations to the Board regarding hiring, firing and compensation.

         - In conjunction with the Chief Executive Officer, implement major corporate policies.